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                                                                 EXHIBIT (A)(13)

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:

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
FOR THYSSEN AG:                    FOR GIDDINGS & LEWIS, INC.:
Media Contact:                     Media Contact:
Pascale Wiedenroth                 Patricia Meinecke
(011-49-211) 824-36677             (414) 929-4212

Investor Contact:                  Investor Contact:
Konrad Tamschick                   Douglas Barnett
(011-49-211) 824-38347             (414) 929-4374
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THYSSEN COMPLETES TENDER OFFER FOR GIDDINGS & LEWIS

    DUESSELDORF, GERMANY, JULY 31, 1997 -- Thyssen AG announced today that its subsidiary, TAQU, Inc., had accepted for payment and purchased all shares of Giddings & Lewis, Inc. common stock tendered pursuant to TAQU, Inc.'s tender offer for all outstanding shares of common stock of Giddings & Lewis, Inc. The tender offer expired as scheduled at 5:00 p.m., New York City time, on Wednesday, July 30, 1997. Thyssen said that approximately 30,046,549 shares of Giddings & Lewis common stock had been tendered in the tender offer, including approximately 626,826 by notice of guaranteed delivery, which constitutes over 96% of the outstanding Giddings & Lewis, Inc. common stock. Thyssen further stated that the planned merger of Giddings & Lewis, Inc. and TAQU, Inc. would be consummated as soon as practicable, which Thyssen anticipates will be in September 1997.

    Headquartered in Fond du Lac, Wisconsin, Giddings & Lewis is the largest supplier of industrial automation products and machine tools in North America, and among the largest in the world. The company serves customers worldwide with products and services to improve manufacturing productivity.

    Thyssen AG, headquartered in Duesseldorf, is one of Germany's biggest industrial and commercial enterprises with approximately $26 billion in annual revenues and approximately 113,000 employees around the world. Thyssen has around 320 companies in Germany, the US and numerous other countries. Thyssen AG, through its subsidiaries, offers capital goods and manufactured products, manufactures steel products and provides trading and services such as logistics, distribution of product materials and waste management, and lately cellular telephony. The capital goods include automation systems, machine tools, elevators and automotive supplies.